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                                                                    Exhibit 99.1


                             W HOLDING COMPANY, INC.
                        THE FINANCIAL HOLDING COMPANY OF
                             WESTERNBANK PUERTO RICO
                  ANNOUNCES A STRONG INCREASE OF 30.71 PERCENT
                IN NET INCOME FOR THE SECOND QUARTER OF YEAR 2002


Mayaguez, Puerto Rico, July 10, 2002. W HOLDING COMPANY, INC. (NYSE: "WHI"), the financial holding company of WESTERNBANK PUERTO RICO, reported today a net income of $20,069,521 or $0.27 per common share for the three-month period ended June 30, 2002, as compared with a net income of $15,354,051 or $0.21 per common share for the same period in 2001, after giving effect in both periods to the three-for-two (3 X 2) split in the form of a stock dividend paid today ($0.40 and $0.31 per common share respectively, before the effect of the stock split declared on June 17, 2002), a strong increase of $4,715,470 or 30.71%.

Return on common stock equity (ROCE) for the second quarter of the year was 30.08%. This strong return on equity is over and above that reported by W HOLDING of 28.36% for the comparable period in year 2001.

The Company's return on assets (ROA) for the second quarter of 2002 was 1.17% compared to 1.26% for the same period in year 2001. W HOLDING achieved this ROA notwithstanding the significant increase in total assets that the Company has been experiencing year over year.

Total assets of W HOLDING, amounted to $6.994 billion as of June 30, 2002, compared to $5.888 billion as of December 31, 2001, an increase of $1.106 billion or 18.78%. On a year to year basis, total assets increased $1.923 billion or 37.92% when compared to $5.071 billion as of June 30, 2001. The loan portfolio increased to $3.224 billion at June 30, 2002, compared to $2.844 billion as of December 31, 2001, an increase of $380.1 million or 13.37%.

The strong increase in net income for the quarter ended June 30, 2002, was mainly related to an increase in net interest income which amounted to $39,766,004 compared to $31,891,105 for the same period in the previous year, an increase of $7,874,899 or 24.69%. Such improvement was in turn attributable to an increase in the average amount of loans and investment securities outstanding during the comparable period.

Other operating income was also very strong increasing from $3,275,591 during the second quarter of 2001 to $5,286,619 for the same period in 2002, an increase of $2,011,028. Such increase is in turn attributable to increases in service fees associated with a growing volume of Trust related activities and transactions, commissions and other retail financial service fees and positive valuations on derivatives instruments.

Provision for possible loan losses amounted to $3.5 million during the quarter ended June 30, 2002, compared to $3.0 million during the same period in 2001, while the allowance for possible loan losses amounted to $43.5 million as of June 30, 2002. As of the same date, non-performing loans were 0.51% (less than 1%); while the allowance for possible loan losses was 262.61% of total non-performing loans (reserve coverage). Moreover, the Bank's consumer loan portfolio had a total delinquency ratio, including the categories of 60 days and over, of

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1.23%. The Bank's commercial loan portfolio had a total delinquency ratio, including the categories of 60 days and over of 0.61% (less than 1%).

Total operating expenses increased from $14,825,592 for the second quarter of 2001 to $17,605,821 for the same period in 2002, an increase of $2,780,229 or 18.75%, primarily as a result of the increase in the volume of operations and the inception in new markets as well as the inherent costs associated with the additional investment in human resources, technology and general infrastructure to sustain and coordinate the Bank's expansion. The Company continues its strict cost control measures, maintaining operating expenses at adequate levels, further evidenced by its outstanding and world-class efficiency ratio of 39.28% achieved for the quarter ended June 30, 2002.

Stockholders' equity increased to $412.2 million as of June 30, 2002, compared to $387.9 million as of December 31, 2001, as a result of the net income generated during the six-month period, which was partially offset by dividends paid on common and preferred stock during said period.

Commenting on the results of the Company and Westernbank, Frank C. Stipes, Esq., Chairman of the Board, President and Chief Executive Officer, stated:
"Westernbank is showing tremendous momentum by making impressive strides in all line of businesses. The reported results are the consequence of the Bank's growth, development and projection within the available markets, but above all, to the acceptance the market has had by positioning and recognizing Westernbank as the Puerto Rico's most convenient Bank. Aligned with the Bank's performance, our strong combination of excellent costs control and high credit quality, have created tremendous shareholder value."

Mr. Stipes also indicated that the Company's consistent performance is the result of its continued expansion and diversification in and within its core line of business, the financial sector, where it has an uninterrupted history of profitability since its founding almost half a century ago. He indicated that the Company is constantly studying and addressing other market segments in order to provide its full product spectrum, service capabilities and packaged benefits in and to areas traditionally catered by single product providers that are intrinsically and structurally unable to deliver the full service product array and added value provided by Westernbank in today's highly competitive market. These are the results and benefits of a growing clientele base that wants to receive from one same provider multiple financial products and services, such as asset based lending (through Westernbank Business Credit); handle all of their trust related activities (through Westernbank Trust Division), as well as their insurance needs (through Westernbank Insurance Corp.) among many other related products and financial services and many more in the making.

Mr. Stipes took the opportunity to inform how pleased they were with the performance of the Company's asset based lending division, Westernbank Business Credit, presided by Mr. Mike Vazquez, that as of the end of this second quarter was celebrating its first anniversary with a 75.00% growth, closing the quarter with approximately $380.0 million in total loans.

He also expressed the Company's satisfaction with the growth of its Trust Division that again this year experienced over 100.00% growth in total assets.

Mr. Stipes warned however that "forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various

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risk and market factors out of management's control which could cause future results to differ materially from current management expectations or estimates and as such should be understood, and not taken as carved in stone. Such factors include, but are not limited, to the possibility that adverse economic conditions or that an adverse interest rate environment could develop."

Westernbank Puerto Rico, the wholly-owned subsidiary of W HOLDING COMPANY, INC., is the third largest locally controlled banking entity headquartered in Puerto Rico, in term of total assets operating throughout Puerto Rico through 48 full fledged branches, including 30 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 at the San Juan Metropolitan area of Puerto Rico.

For further information contact: Frank C. Stipes, Chief Executive Officer or Freddy Maldonado, Chief Financial Officer of the Bank at (787) 834-8000;
Internet: westernbank@wbpr.com or URL:http://www.wbpr.com


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                             W HOLDING COMPANY, INC.
                              FINANCIAL HIGHLIGHTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Financial Condition                           June 30, 2002           December 31, 2001
-------------------                           -------------           -----------------
Total Assets                                    $6,993,727                $5,888,194
Loans Receivable-net                             3,223,743                 2,843,657
Deposits                                         3,791,773                 3,233,912
Total Stockholders' Equity                         412,199                   387,909

                                                     Three-Months Ended
                                                     ------------------
Earnings                                   June 30, 2002           June 30, 2001
--------                                   -------------           -------------
Total Interest Income                       $     94,469           $     87,417
Total Interest Expense                           (54,703)               (55,526)
                                            ------------           ------------
Net Interest Income                               39,766                 31,891
Provision for Loan Losses                         (3,467)                (3,000)
Other Operating Income                             5,287                  3,275
Operating Expenses                               (17,606)               (14,825)
Provision for Income Taxes                        (3,911)                (1,987)
                                            ------------           ------------
Net Income                                  $     20,069           $     15,354
                                            ============           ============
Net Income Attributable to Common
Stockholders                                $     16,742           $     12,901
                                            ============           ============
Net Income Per Common Share                 $       0.27           $       0.21
                                            ============           ============
Weighted Average Number of
Shares Outstanding                            62,250,000             62,253,000
                                            ============           ============

                                                      Six-Months Ended
                                                      ----------------
Earnings                                    June 30, 2002          June 30, 2001
--------                                    -------------          -------------
Total Interest Income                       $    183,157           $    171,849
Total Interest Expense                          (106,495)              (111,344)
                                            ------------           ------------
Net Interest Income                               76,662                 60,505
Provision for Loan Losses                         (7,091)                (6,000)
Other Operating Income                            10,888                  8,183
Operating Expenses                               (34,359)               (29,039)
Provision for Income Taxes                        (8,138)                (4,556)
                                            ------------           ------------
Net Income                                  $     37,962           $     29,093
                                            ============           ============
Net Income Attributable to Common
Stockholders                                $     31,307           $     25,190
                                            ============           ============
Net Income Per Common Share                 $       0.50           $       0.40
                                            ============           ============
Weighted Average Number of
Shares Outstanding                            62,250,000             62,253,000
                                            ============           ============

Note: Net income per common share and weighted average number of shares outstanding were adjusted in both periods to reflect the effect of the stock split.


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